EXHIBIT 10.46

                                    AGREEMENT

         THIS AGREEMENT is dated this 30th day of June, 1997, by and between GFL Ultra Fund, Ltd. ("Ultra"), a British Virgin Islands corporation, and LS Capital Corporation ("LS"), a Delaware corporation.

                                       I.
                              PURPOSE OF AGREEMENT


         The purpose of this Agreement is (1) to settle and resolve all disputes between the parties, including but not limited to, those allegations raised in the litigation entitled GFL Ultra Fund v. Lone Star Casino Corporation, Cause No. H-96-1423 presently pending in the United States District Court for the Southern District of Texas, Houston Division (the "Litigation") and (2) to establish a procedure by which Ultra will convert the preferred shares it presently holds in LS.

                                       II.
                            SETTLEMENT OF LITIGATION


LS agrees to pay Ultra $100,000, $25,000 of which is to be paid on or before July 15, 1997, $50,000 of which is to be paid on or before September 30, 1997, and $25,000 of which is to be paid on or before December 31, 1997. If all payments are made on or before the described date, there will be no interest owed on the payments. The payments will be secured by an Agreed Judgment, a copy of which is attached hereto as Exhibit A, which LS will execute at the time of the signing of this Agreement. Ultra hereby covenants not to execute on the Agreed Judgment so long as payments are made timely. If any payment is not made timely, GFL will immediately execute on the Agreed Judgment after giving 5-days' notice to L-S. Notice shall be sent to 15915 Katy Freeway #250, Houston, Texas 77084 and shall be deemed received by LS 3 days after said notice was deposited by Ultra in the U.S. mails, first class, postage prepaid. Any execution on the Agreed Judgment entered shall give credit for all amounts paid by LS prior to the entry of the Agreed Judgment. However, Ultra shall be entitled to its costs and attorneys' fees in the event execution on the Agreed Judgment becomes necessary, as well as interest at the rate of 18% per annum on any late payments.

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                                      III.
                              CONVERSION PROCEDURE


         3.1 Simultaneously with the execution of this Agreement, Ultra agrees to provide a legal opinion to the Escrow Agent and LS that the Escrowed Shares can be resold under the securities laws of the United States. The parties hereby agree that at the time of execution of this Agreement, Ultra will convert its remaining Preferred shares in return for 600,000 shares of common stock of LS, which shall be deposited in escrow with an escrow agent mutually agreed to by the parties (the "Escrowed Shares"). Escrow fees shall be borne by Ultra. Attached hereto as Exhibit B are the form of Escrow Instructions which will be provided to the Escrow Agent regarding the Escrowed Shares. On or before June 30, 1997, LS shall prepare and execute any and all other documents necessary to effectuate the transfer of the common shares to Ultra, including but not limited to the following document Letter of Instruction. The common shares deposited shall be in 25 certificates of 24,000 shares each for a total of 600,000 shares. Ultra shall be entitled to sell the remaining shares, 24,000 per month for the next 24 months. All shares shall be unlegended and shall not be subject to any stop-transfer restriction.

         3.2 Dividend and Shares: if LS distributes shares of any other publicly traded company to its shareholders, the shares received by Ultra shall be held by the Escrow Agent and can only be sold in monthly amounts equal to the total number of shares received divided by the number of months remaining on this Agreement.

                  3.3 Ultra agrees to provide the Escrow Agent and LS with confirmations of sales of the Escrowed Shares at least once each month. Once Ultra receives $600,000 in proceeds net of commissions from the sale of the Escrowed Shares, the escrow agent shall return the balance of the Escrowed Shares to LS.

                                       IV.

                                 MUTUAL RELEASES

                  With the exception of the obligations undertaken in this Agreement and in the document necessary to effectuate the transfer of the common shares to Ultra, the parties agree to release and discharge the other from any and all claims, demands or suits, known or unknown, fixed or contingent, liquidated or unliquidated, whether or not asserted in this Litigation, as of this date, arising from or relating to the events and transactions which are the subject matter to the Litigation. This Mutual Release runs to the benefit of all attorneys, agents, employees, officers, directors, shareholders, parents, affiliates, and partners of the parties. Ultra acknowledges that LS is not guaranteeing that Ultra will receive $600,000 for the sale of the 600,000 shares,


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                                       V.

                                  MISCELLANEOUS


         5.1 Each party agrees that the terms of this settlement are to be held confidential and not to be disclosed to any third party unless the other party hereto consent in writing or unless ordered to do so by a court of competent jurisdiction.

                  5.2 Each signatory hereto warrants and represents that he or she has authority to bind the party for whom that signature purports to act and that the claims, suits, right and/or interest which are the subject matter hereto are owned by the party asserting same, have not been assigned, transferred or sold, and are free of encumbrance.

                           5.3 This agreement is made and  performable in Harris
                  County, Texas and shall be construed in accordance with the laws of the State of Texas as they presently exist.

                           5.4 Each  Signatory  to this  settlement  has entered
                  into the same freely without duress, having consulted with professionals of his/her choice.

5.5 The parties agree that this Agreement is made pursuant to Section 154-071 of the Civil Practice and Remedies Code and is not subject to revocation.

5.6 This Agreement represents the entire agreement of the par-ties hereto and may not be changed orally, but only in writing,

LS CAPITAL CORPORATION

         By: s/s Paul J. Montle
---------------------------
Paul J. Montle, President


GFL ULTRA FUND. LTD,

By: s/s A.P. deGroot
---------------------------
A.P. deGroot, President